Corporate Affairs 77 Beale Street San Francisco, CA 94105 1-415-973-5930	Exhibit 99.1

FOR IMMEDIATE RELEASE	May 2, 2012

PG&E CORPORATION REPORTS FIRST QUARTER RESULTS

(San Francisco) — PG&E Corporation's (NYSE: PCG) first quarter 2012 net income after dividends on preferred stock (also called "income available for common shareholders") was $233 million, or $0.56 per share, as reported in accordance with generally accepted accounting principles (GAAP). This compares with $199 million, or $0.50 per share, for the first quarter of 2011. Results for both periods reflect significant charges incurred in connection with the company’s natural gas pipeline operations.
"Across PG&E, we continued to move ahead with efforts to improve operations and customer service, including further pipeline testing and validation work to affirm the safety of our gas system," said Chairman, CEO and President Tony Earley. Key accomplishments and milestones included a substantial contribution to the City of San Bruno, the completion of hearings on the proposed Pipeline Safety Enhancement Plan, the introduction of new advanced technology to detect gas leaks, final approval of a SmartMeter™ opt-out choice, the proposal of a new economic development rate, and the launch of the "Green Button" web tool for customers. "These steps all support our broader effort to resolve PG&E’s gas-related challenges, position the company for long-term success and restore relationships with customers and others."
GAAP results include items that management does not consider part of normal, ongoing operations (items impacting comparability), totaling $234 million pre-tax, or $0.33 per share. The items impacting comparability for the first quarter of 2012 relate to natural gas matters and environmental costs.
Costs for natural gas matters in the first quarter totaled $163 million on a pre-tax basis, or $0.23 per share. These included $104 million, or $0.15 per share, during the quarter for continuing work to validate safe pipeline operating pressures and conduct strength testing, as well as legal and other expenses related to the San Bruno pipeline accident. This brings the total costs for natural gas pipeline-related actions since the September 2010 accident to $650 million, all of which have been incurred at shareholders’ expense.
Total costs for gas matters in the first quarter also included the $70 million pre-tax, or $0.10 per share, contribution that the company made to the City of San Bruno. Also reflected in the total was the benefit of $11 million pre-tax, or $0.02 per share, of insurance recoveries for third-party liability, bringing the total recoveries to $110 million since the accident.
The company took no additional accruals for third-party liability or potential penalties in the first quarter. Provisions taken to date for third-party liability and potential penalties remain $375 million and $200 million, respectively, as previously reported. PG&E continues to expect that a significant portion of its third-party liability costs will be recovered through insurance.
Finally, first quarter GAAP results also reflect environmental costs of $71 million pre-tax, or $0.10 per share, primarily for water treatment solutions PG&E will provide to residents in connection with ongoing remediation work in Hinkley, California.

Earnings from Operations
On a non-GAAP basis, excluding items impacting comparability, PG&E Corporation’s earnings from operations for the first quarter were $372 million, or $0.89 per share. During the same period in 2011, earnings from operations were $230 million, or $0.58 per share.
The quarter-over-quarter difference primarily reflects several factors that negatively impacted last year’s first quarter. Most significantly, first quarter 2011 results did not include revenue from the 2011 General Rate Case and the Gas Transmission and Storage Case, which were awaiting regulatory approval. This represents $0.14 per share of the positive difference. Similarly, other factors affecting the first quarter of last year included higher storm-related costs and higher litigation and regulatory costs, which are reflected as positive differences of $0.07 per share and $0.05 per share, respectively.
Positive factors this year included an additional $0.05 per share from higher revenues from increased capital investments authorized by the California Public Utilities Commission, $0.02 per share in gas transmission revenues and $0.07 per share in other miscellaneous items. These were partially offset by $0.06 per share in higher spending on operational improvements during the quarter and $0.03 per share resulting from a greater number of common shares outstanding.

2012 Earnings Guidance
PG&E Corporation is maintaining its previously issued 2012 guidance range for non-GAAP earnings from operations of $3.10 to $3.30 per share.
On a GAAP basis, 2012 earnings guidance is now $1.80 to $2.49 per share, compared with the previous range of $1.88 to $2.67 per share. The guidance range for natural gas pipeline matters has been updated to reflect the $70 million contribution made to the City of San Bruno and the $11 million of proceeds from insurance recoveries for third-party liability during the quarter.
The company is maintaining its 2012 guidance range for pipeline-related costs of $450 million to $550 million pre-tax, with recent increases in legal expenses suggesting that total costs will trend toward the upper end of the range.
The company also is maintaining its guidance range for third-party liability claims of $0 to $225 million pre-tax for the year. This range represents the difference between the upper end of the company's estimated range for third-party liability of $600 million and the $375 million already accrued to date.
The company is updating its guidance range for environmental-related costs to $71 million to $100 million pre-tax for the year. The lower end of the range has been updated to reflect the first quarter charge related to the water treatment solutions at Hinkley.
Guidance is based on various current assumptions, including those described above. In addition, it assumes that PG&E Corporation will issue approximately $700 million of common stock in 2012, an increase of $100 million over the prior estimate, resulting primarily from the company’s contribution to the City of San Bruno. Approximately $400 million of equity was issued during the first quarter. Other assumptions include the level of operating expenses, capital expenditures, authorized rate base, and return. As in 2011, guidance does not include any potential future insurance recoveries or penalties (other than those already accrued) or any potential punitive damages.
PG&E Corporation discloses historical financial results and provides guidance based on "earnings from operations" in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of items that management believes do not reflect the normal course of operations. Earnings from operations are not a substitute or alternative for consolidated net income presented in accordance with GAAP (see the accompanying exhibits for a reconciliation of results and guidance based on earnings from operations to results and guidance based on consolidated net income in accordance with GAAP).

Supplemental Financial Information
In addition to the financial information accompanying this release, slides for today's conference call with the financial community have been furnished to the Securities and Exchange Commission and are available on PG&E Corporation's web site at: http://www.pgecorp.com/news/press_releases/Release_Archive2012/120502press_release.shtml.

Conference Call with the Financial Community to Discuss Financial Results
Today's call at 10:00 a.m., Eastern Time, is open to the public on a listen-only basis via webcast. Please visit http://www.pgecorp.com/investors/investor_info/conference for more information and instructions for accessing the webcast. The call will be archived on the website. Alternatively, a toll-free replay of the conference call may be accessed through 8:00 p.m., Eastern Time, Wednesday, May 16, by dialing (866) 415-9493.  To access the replay from an international location, please call (585) 419-6446.  For both domestic and international callers, the pin number 23820 is required to access the replay.

This press release and exhibits contain forward-looking statements that relate to management’s guidance for PG&E Corporation’s 2012 financial results and the various assumptions and estimates discussed above, including forecasts of costs related to natural gas pipeline matters, third-party liabilities associated with the San Bruno accident, environmental matters, and equity issuances, as well as assumptions about the level of operating expenses, capital expenditures, authorized rate base, and return. These statements, assumptions, and estimates reflect management’s judgment and opinions and are necessarily subject to various risks and uncertainties, the realization or resolution of which may be outside of management's control. Actual results may differ materially. Factors that could cause actual results to differ materially include:

•
the outcomes of pending and future investigations, enforcement matters, and regulatory proceedings related to the San Bruno accident and the safety of the Utility’s natural gas system; the ultimate amount of third-party claims associated with the San Bruno accident that are not recovered through insurance; the ultimate amount of any civil or criminal penalties, or punitive damages, if any, the Utility may incur related to these matters, and the ultimate amount of costs the Utility incurs for natural gas matters that are not recovered through rates;

•	the outcome of future investigations or proceedings that may be commenced by the CPUC or other regulatory authorities relating to the Utility’s compliance with laws, rules, regulations, or orders applicable to the operation, inspection, and maintenance of its electric and gas facilities (in addition to investigations or proceedings related to the San Bruno accident and natural gas matters);

•	whether PG&E Corporation and the Utility are able to repair the reputational harm that they have suffered which, in part, will depend on their ability to implement the recommendations made by the NTSB and the CPUC’s independent review panel and comply with new state and federal regulations applicable to natural gas pipeline operations; whether additional deficiencies are identified in the Utility’s operating practices and procedures or corporate culture; developments that may occur in the various investigations of the San Bruno accident and natural gas matters; the decisions, findings, or orders issued in connection with these investigations, including the amount of civil or criminal penalties that may be imposed on the Utility; developments that may occur in the civil litigation related to the San Bruno accident; and the extent of service disruptions that may occur due to changes in pipeline pressure as the Utility continues to inspect and test pipelines;

•
the adequacy and price of electricity and natural gas supplies, the extent to which the Utility can manage and respond to the volatility of electricity and natural gas prices, the ability of the Utility and its counterparties to post or return collateral in connection with price risk management activities; and the availability and price of nuclear fuel used in the two nuclear generation units at Diablo Canyon;

•
explosions, fires, accidents, mechanical breakdowns, equipment failures, human errors, labor disruptions, and similar events, as well as acts of terrorism, war, or vandalism, including cyber-attacks, that can cause unplanned outages, reduce generating output, disrupt the Utility’s service to customers, or damage or disrupt the facilities, operations, or information technology and systems owned by the Utility, its customers, or third parties on which the Utility relies; and subject the Utility to third-party liability for property damage or personal injury, or result in the imposition of civil, criminal, or regulatory penalties on the Utility;

•
the impact of storms, tornadoes, floods, drought, earthquakes, tsunamis, wildland and other fires, pandemics, solar events, electromagnetic events, and other natural disasters, which affect customer demand or that damage or disrupt the facilities, operations, or information technology and systems owned by the Utility, its customers, or third parties on which the Utility relies;

•
the potential impacts of climate change, the impact of environmental laws and regulations aimed at the reduction of carbon dioxide and other greenhouse gases, and whether the Utility is able to recover associated compliance costs, including the cost of emission allowances and offsets, that the Utility may incur under cap-and-trade regulations;

•
changes in customer demand for electricity (“load”) and natural gas resulting from unanticipated population growth or decline in the Utility’s service area, general and regional economic and financial market conditions, the development of alternative energy technologies including self-generation and distributed generation technologies, or other reasons;

•	the occurrence of unplanned outages at the Utility’s generation facilities and the ability of the Utility to procure replacement electricity if certain generation facilities were unavailable;

•
the results of seismic studies the Utility is conducting that could affect the Utility’s ability to continue operating Diablo Canyon or renew the operating licenses for Diablo Canyon; the impact of the recently issued NRC orders to implement various recommendations made by the NRC’s task force following the March 2011 earthquake and tsunami that caused significant damage to nuclear facilities in Japan; and the impact of new legislation, regulations, or policies that may be adopted in the future to address the operations, security, safety, or decommissioning of nuclear facilities, the storage of spent nuclear fuel, seismic design, cooling water intake, or other issues;

•
the impact of federal or state laws or regulations, or their interpretation, on energy policy and the regulation of utilities and their holding companies, including how the CPUC interprets and enforces the financial and other conditions imposed on PG&E Corporation when it became the Utility’s holding company, and whether the outcome of proceedings and investigations relating to the Utility’s natural gas operations affects the Utility’s ability to make distributions to PG&E Corporation in the form of dividends or share repurchases;

•
whether the Utility’s newly installed advanced metering system infrastructure, consisting of electric and gas SmartMeterTM devices and related software systems and wireless communications equipment, continues to function accurately and timely measure customer energy usage and generate billing information; whether the Utility can timely implement “dynamic pricing” retail electric rates that are more closely aligned with real-time wholesale electricity market prices; and whether the Utility can continue to rely on third-party vendors and contractors to maintain and support the advanced metering system infrastructure;

•
whether the Utility is able to protect its information technology, operating systems, and networks, including the advanced metering system infrastructure from damage, disruption, or failure caused by cyber-attacks, computer viruses, and other hazards; and whether the Utility’s security measures are sufficient to protect confidential customer, vendor, and financial data contained in such systems and networks from unauthorized access and disclosure;

•	the extent to which PG&E Corporation or the Utility incurs costs in connection with third-party claims or litigation that are not recoverable through insurance, rates, or from other third parties;

•
the amount of equity issued by PG&E Corporation in the future to fund equity contributions to the Utility to enable the Utility to maintain its authorized capital structure that will primarily depend on the timing and amount of charges and costs the Utility incurs that will not be recoverable through rates or insurance; and the ability of PG&E Corporation, the Utility, and their counterparties to access capital markets and other sources of credit in a timely manner on acceptable terms;

•
the impact of environmental remediation laws, regulations, and orders; the extent to which the Utility is able to recover compliance and remediation costs from third parties or through rates or insurance; and the ultimate amount of costs the Utility incurs in connection with its natural gas compressor station located near Hinkley, California (“Hinkley natural gas compressor site”), which are not recoverable through rates or insurance;

•
the loss of customers due to various forms of bypass and competition, including municipalization of the Utility’s electric distribution facilities, increasing levels of “direct access,” by which consumers procure electricity from alternative energy providers, and implementation of “community choice aggregation,” which permits certain types of governmental bodies to purchase and sell electricity for their local residents and businesses;

•	the outcome of federal or state tax audits and the impact of any changes in federal or state tax laws, policies, or regulations; and,

•
other factors and risks discussed in PG&E Corporation and the Utility’s combined 2011 Annual Report on Form 10-K, together with the information incorporated by reference into such report, that has been filed with the Securities and Exchange Commission.

PG&E Corporation
Consolidated Statements of Income
(in millions, except per share amounts)

	(Unaudited)
	Three Months Ended
	March 31,
(in millions, except per share amounts)	2012	2011
Operating Revenues
Electric	$ 2,772	$ 2,617
Natural gas	869	980
Total operating revenues	3,641	3,597
Operating Expenses
Cost of electricity	859	888
Cost of natural gas	343	508
Operating and maintenance	1,368	1,226
Depreciation, amortization, and decommissioning	584	491
Total operating expenses	3,154	3,113
Operating Income	487	484
Interest income	1	2
Interest expense	(174)	(177)
Other income, net	26	17
Income Before Income Taxes	340	326
Income tax provision	104	124
Net Income	236	202
Preferred stock dividend requirement of subsidiary	3	3
Income Available for Common Shareholders	$ 233	$ 199
Weighted Average Common Shares Outstanding, Basic	414	396
Weighted Average Common Shares Outstanding, Diluted	416	397
Net Earnings Per Common Share, Basic	$ 0.56	$ 0.50
Net Earnings Per Common Share, Diluted	$ 0.56	$ 0.50
Dividends Declared Per Common Share	$ 0.46	$ 0.46

Reconciliation of PG&E Corporation Earnings from Operations to Consolidated Income Available for Common Shareholders in Accordance with Generally Accepted Accounting Principles (“GAAP”)
First Quarter, 2012 vs. 2011
(in millions, except per share amounts)

	Three months ended March 31,
	Earnings		Earnings per Common Share (Diluted)
	2012	2011	2012	2011

PG&E Corporation Earnings from Operations (1)	$ 372	$ 230	$ 0.89	$ 0.58
Items Impacting Comparability: (2)
Natural gas matters (3)	(97)	(31)	(0.23)	(0.08)
Environmental-related costs (4)	(42)	-	(0.10)	-
PG&E Corporation Earnings on a GAAP basis	$ 233	$ 199	$ 0.56	$ 0.50

(1)	“Earnings from operations” is not calculated in accordance with GAAP and excludes items impacting comparability as described in Note (2) below.

(2)	Items impacting comparability reconcile earnings from operations with Consolidated Income Available for Common Shareholders as reported in accordance with GAAP.

(3)
PG&E Corporation’s subsidiary, Pacific Gas and Electric Company (“Utility”) incurred net costs of $97 million and $31 million, after-tax, during the three months ended March 31, 2012 and March 31, 2011, respectively, in connection with natural gas matters.  For the three months ended March 31, 2012, these amounts included pipeline-related costs to validate operating pressures, conduct strength testing, and perform other activities associated with safety improvements to the Utility’s natural gas pipeline system, as well as legal and regulatory costs.  These costs also included a contribution to the City of San Bruno to support the community’s recovery efforts related to the San Bruno accident.  Costs incurred for the three months ended March 31, 2012 were partially offset by insurance recoveries.  There were no charges incurred for these periods related to third-party claims or penalties.

(after-tax)	Three months ended March 31, 2012
Pipeline-related costs	$ (62)
Contribution to City of San Bruno	(41)
Insurance recoveries	6
Natural gas matters	$ (97)

(4)
During the three months ended March 31, 2012, the Utility recorded an additional charge of $42 million, after-tax, for environmental remediation costs associated with the Utility's natural gas compressor site located near Hinkley, California (“Hinkley natural gas compressor site”).

Reconciliation of Pacific Gas and Electric Company Earnings from Operations to Consolidated Income Available for Common Stock in Accordance with GAAP
First Quarter, 2012 vs. 2011
(in millions)

	Three months ended March 31,
	2012	2011
Pacific Gas and Electric Company Earnings from Operations (1)	$ 367	$ 229
Items Impacting Comparability: (2)
Natural gas matters (3)	(97)	(31)
Environmental-related costs (4)	(42)	-
Pacific Gas and Electric Company Earnings on a GAAP basis	$ 228	$ 198

Please refer to the previous page for accompanying footnotes.

Key Drivers of PG&E Corporation Earnings per Common Share (“EPS”) from Operations
First Quarter, 2012 vs. 2011
($/Share, Diluted)

First Quarter 2011 EPS from Operations (1)	$ 0.58

Timing of rate case decisions in 2011	0.14
Storm and outage expenses	0.07
Litigation and regulatory matters	0.05
Increase in rate base earnings	0.05
Gas transmission revenues	0.02
Miscellaneous	0.07

Planned incremental work	(0.06)
Increase in shares outstanding	(0.03)
First Quarter 2012 EPS from Operations (1)	$ 0.89

(1)
Please see Reconciliation of PG&E Corporation Earnings from Operations to Consolidated Income Available for Common Shareholders in Accordance with GAAP for a reconciliation of EPS from Operations to EPS on a GAAP basis.

PG&E Corporation EPS Guidance

2012 EPS Guidance	Low	High
Estimated EPS on an Earnings from Operations Basis	$ 3.10	$ 3.30
Estimated Items Impacting Comparability (1)
Natural gas matters (2)	(1.16)	(0.71)
Environmental-related costs (3)	(0.14)	(0.10)
Estimated EPS on a GAAP Basis	$ 1.80	$ 2.49

(1)	Items impacting comparability reconcile earnings from operations with Consolidated Income Available for Common Shareholders in accordance with GAAP.

(2)	The range includes pipeline-related costs associated with the scope of work that the Utility expects to undertake on its natural gas pipeline system, as well as other items described below.
	2012
(in millions, pre-tax)	Low EPS guidance range	High EPS guidance range
Pipeline-related costs (a)	$ (550)	$ (450)
Penalties (b)	-	-
Contribution to City of San Bruno (c)	(70)	(70)
Third-party claims (d)	(225)	0
Insurance recoveries (e)	11	11
Natural gas matters	$ (834)	$ (509)
Natural gas matters, after tax	$ (494)	$ (302)

(a)
The pipeline-related cost range of $450 million to $550 million includes costs associated with regulatory and legal proceedings and other gas pipeline costs that may not be recoverable through rates. Although the Utility has requested the CPUC to authorize the Utility to recover certain costs it incurs in 2012 and future years under its proposed pipeline safety enhancement plan, it is uncertain what portion of these costs will be recoverable and when such costs will be recovered.

(b)
Although the Utility believes the ultimate amount of penalties could be materially higher than amounts accrued as of March 31, 2012, losses for penalties are recognized only when deemed probable and can be reasonably estimated under applicable accounting standards.

(c)	The contribution to the City of San Bruno is to support the city and community’s recovery efforts related to the San Bruno accident.

(d)	The range for third-party claims in 2012 is in addition to the cumulative provision of $375 million recorded as of March 31, 2012.

(e)
Although the Utility considers it likely that a significant portion of the costs it incurs for third-party claims will be recovered through its insurance, insurance recoveries are recognized only when deemed probable under applicable accounting standards. Guidance does not include any potential future insurance recoveries or penalties (other than those already accrued) or any potential punitive damages.

(3)
The environmental-related costs range is an estimate that depends primarily on the outcome of a final groundwater remediation plan and other related activities associated with the Hinkley natural gas compressor site.

Actual financial results for 2012 may differ materially from the EPS guidance provided.  Please see the accompanying discussion of factors that could cause actual results to differ materially.